EXHIBIT 10.41

Weight Watchers International 675 Avenue of the Americas New York, NY 10010

January 29, 2018

Gail Tifford

[REDACTED]
[REDACTED]

Dear Gail:

I am pleased to confirm Weight Watchers International, Inc.’s offer of employment to you for the position of Chief Brand Officer, reporting to Mindy Grossman, Chief Executive Officer. We have enjoyed getting to know you in the process and look forward to you joining us.

The details of your initial compensation and benefits package are attached.  To indicate your acceptance of this offer, please sign and date the enclosed acceptance letter by February 5, 2018 and forward to Kimberly.Samon@weightwatchers.com at your earliest convenience.

You are joining the company at a very exciting time.  On behalf of the entire team at Weight Watchers International, welcome!

Kind Regards,

/s/ Kimberly Samon
Kimberly Samon
Chief Human Resources Officer

Title	Chief Brand Officer reporting to Mindy Grossman, Chief Executive Officer of Weight Watchers International, Inc. (the “Company”).
Hire Date	TBD

Work Location	675 Avenue of the Americas, New York, NY 10010

Base Salary

US $575,000.00 gross, per annum, less lawful deductions and withholdings, to be paid bi-weekly, every other Thursday. This is an exempt position, and you will therefore not be eligible to receive overtime.

Initial Sign-On Bonus

You will be eligible to receive a one-time Initial Sign-On Bonus in the amount of $100,000, less all lawful deductions and withholdings, to be paid within 30 days of your Hire Date.  In the event you voluntarily resign or are terminated involuntarily for “Cause” (as defined in the Continuity Agreement referenced below) within one (1) year of your Hire Date, you shall be required to return the full amount of this Initial Sign-On Bonus to the Company.

Supplemental Sign-On Bonus

You will be eligible to receive a one-time Supplemental Sign-On Bonus of up to $240,000 (“Supplemental Sign-On Bonus Maximum”), less all lawful deductions and withholdings, subject to the terms and conditions set forth below.  By accepting this offer letter, you agree to provide the Company with written notice of: (1) your date of termination from Unilever; (2) whether Unilever paid you your annual bonus in 2018 and, if so, the date and amount of such bonus (“Unilever Notice”). The Unilever Notice must be sent on or after your date of termination from Unilever.  In the event Unilever fails to pay you an annual bonus in 2018, you shall be eligible to receive the entire Supplemental Sign-On Bonus Maximum.  In the event Unilever pays you an annual bonus in 2018 in an amount less than the Supplemental Sign-On Bonus Maximum, you shall be eligible to receive a Supplemental Sign-On Bonus in the amount of the Supplemental Sign-On Bonus Maximum less the amount of the gross annual bonus actually paid by Unilever, per the Unilever Notice.  In the event Unilever pays you an annual bonus in a gross amount equal to, or in excess of, the Supplemental Sign-On Bonus Maximum, you shall not be eligible to receive any Supplemental Sign-On Bonus.  Any Supplemental Sign-On Bonus shall be paid within 30 days of the Company’s receipt of the Unilever Notice.  In the event you voluntarily resign without “Good Reason” (as defined below) or are terminated involuntarily for “Cause” (as defined in the Continuity Agreement referenced below) within one (1) year of your Hire Date, you shall be required to return the full amount of any Supplemental Sign-On Bonus previously paid back to the Company.

Annual Performance Bonus

You will be eligible to earn an annual bonus in accordance with the terms and conditions of the Company’s bonus plan. Under the current plan, the bonus target for this position is 60% of your Base Salary (25% based on individual performance and 75% based on the Company’s overall performance), which can be over or underachieved depending on performance.

Except as otherwise expressly provided herein, in order to be eligible to earn any bonus, you must be employed on October 1st of the bonus year and be an active employee on the date of payment.  For 2018, you shall be eligible to receive a full annual bonus award, payable in 2019, based on the criteria listed above and assuming you remain employed by the Company at the time of payment.

Annual Equity Program

You will be eligible to participate in the Company’s annual stock- based incentive compensation program, in accordance with the terms and conditions of such program, as amended from time to time.  With respect to the Company’s annual stock-based incentive compensation program for fiscal 2018, you shall have a target aggregate grant amount value of 125% of your Base Salary (allocated and subject to such terms as determined by the Company’s Compensation Committee in its sole discretion for executives of the Company).

Annual equity awards are subject to your continued employment with the Company, and shall be governed by the Company’s stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion.  The Company’s stock-based incentive compensation program may be modified or terminated at any time.

One-time Equity Grant

You will receive a one-time award, under the Company’s stock-based incentive compensation program, with an aggregate value of $200,000, allocated and subject to such terms as determined by the Company’s Compensation Committee in its sole discretion for executives of the Company. The full award will be granted on the 15th of the month following your date of hire.  To determine the number of shares granted pursuant to this award, the Company shall use the closing stock price seven (7) days before the grant date.  The award shall fully vest on the first anniversary of the grant date, subject to the terms and conditions of the Company’s stock-based incentive compensation program.

The award is subject to your continued employment with the Company, and shall be governed by the Company’s stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion.  The Company’s stock-based incentive compensation program may be modified or terminated at any time.

Commuting Allowance	You shall receive a commuting allowance in the aggregate amount of $50,000 per year, payable in bi-weekly installments, and subject to all lawful deductions.

Continuity Agreement

Upon your Hire Date, you will be eligible to enter into a continuity agreement (the “Continuity Agreement”) with the Company substantially in the form previously provided to you, which shall remain in effect only for as long as you remain in your role as Chief Brand Officer.  For the avoidance of doubt, in no event shall your Continuity Agreement be deemed a benefit plan.

Severance Benefits

You shall be eligible to receive the severance benefits listed in this section (collectively, the “Severance Benefits”) in the event you:    (1) are either involuntarily terminated by the Company for reasons other than for “Cause”, or voluntarily resign from the Company for “Good Reason”; (2) are not eligible to receive any benefits under the Continuity Agreement referenced above; (3) execute a general release of all potential claims in a form acceptable to the Company; and (4) satisfy all other terms and conditions set forth below.   If you are entitled to Severance Benefits based on the conditions set forth above, the Company shall (a): pay you twelve (12) months of your base salary at the time of your termination via salary continuation (“Severance Pay”); and (b): pay for the employer contribution portion of your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for twelve (12) months following your date of termination (“COBRA Coverage”), provided you elect to receive such coverage and comply with all of your obligations in connection with same.  In the event you are involuntarily terminated by the Company for reasons other than “Cause” (but not if you voluntarily resign from the Company for “Good Reason”), you shall also be eligible to receive any unpaid annual bonus from the prior year, if applicable, as part of your Severance Benefits.  For purposes of this offer letter, “Cause” shall be defined as that term is defined in the Continuity Agreement. For purposes of this offer letter, “Good Reason” shall be defined as: (a)   any material diminution in your title, duties and/or responsibilities; (b)   any reduction in your annual base salary or annual cash bonus percentage target established under the Company’s annual bonus plan; or (c)  any relocation of your principal work place to a location that is more than 35 miles from the work location listed above.

As noted above, you shall not be eligible to receive any Severance Benefits if you are eligible to receive any benefits under the Continuity Agreement.

Paid Time Off Policy

You will be entitled to a total of 24  days of Paid Time Off per year and Company holidays (subject to local practices).  You shall be entitled to receive your full allotment of Paid Time Off days in 2018.

Health Care, Dental and Vision Plan	Coverage is available under the current plan in accordance with the terms of the official plan documents. Coverage is effective from your date of hire.

Weight Watchers Savings Plan (WWSP)	You will be eligible to participate in the Weight Watchers 401k plan in accordance with the terms of the official plan documents.

Weight Watchers Executive Profit Sharing Plan (WWEPSP)	You will be eligible to participate in the Non-Qualified Defined Contribution plan, per Company policy, in accordance with the terms of the official plan documents.

Life Insurance

You will be eligible for life insurance in accordance with the Company’s policies and the official plan documents.  Currently, you would be eligible for life insurance at two times your annual salary up to a maximum of $1,000,000, plus optional coverage available at your own expense.

Wellness Allowance	You will be reimbursed up to $1,000.00 towards approved wellness or fitness expenses. You will be eligible for this allowance three months after date of hire and on an annual basis thereafter.

Noncompetition, Assignment of Work Product and Confidentiality Agreement

You will be required to sign the Company’s standard Noncompetition, Assignment of Work Product and Confidentiality Agreement (“Noncompetition Agreement”), which will be provided under separate cover, as a condition of this employment offer and the effectiveness of this offer letter.

Entire Agreement

This offer letter, along with the above-referenced Continuity Agreement and Noncompetition Agreement which are hereby incorporated by reference, shall supersede all prior agreements between you and the Company.    By signing this offer letter, you agree that you are not relying upon any promises, representations, negotiations or discussions except as specifically set forth in this offer letter.

Governing Law

This offer letter shall be governed by, and conformed in accordance with, the laws of the State of New York without regard to its conflict or choice of law provisions.  You hereby consent to the exclusive jurisdiction of the state and federal courts located in the State of New York, in and for the County of New York, and/or the United States District Court for the Southern District of New York, for the resolution of any dispute regarding or arising out of this offer letter  or your employment with the Company or the termination thereof.

Weight Watchers International 675 Avenue of the Americas New York, NY 10010

Kimberly Samon

Chief Human Resources Officer

Weight Watchers International. Inc.

My signature below is to confirm my acceptance of the offer of employment presented to me by Weight Watchers International, Inc. for the position of Chief Brand Officer (per the offer letter and attachment dated January 29, 2018).

I understand this offer is open until February 5, 2018.

I further understand that my employment with Weight Watchers International, Inc. is at will and that Weight Watchers International, Inc. may terminate my employment at any time, with or without notice.  I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

/s/ Gail Tifford	1/31/2018
Gail Tifford	Date